Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Glenmede Portfolios of our report dated December 22, 2017, relating to the financial statements and financial highlights, which appears in Muni Intermediate Portfolio’s Annual Report on Form N-CSR for the year ended October 31, 2017. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2018